Exhibit 99.2

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Avista Corp. Names Kevin Christie Chief Financial Officer as Mark Thies Announces His Retirement

SPOKANE, Wash. – May 3, 2023, 4:05 a.m. PDT:

Avista Corp. (NYSE: AVA) announced that Senior Vice President of External Affairs and Chief Customer Officer Kevin Christie, age 55, will become Chief Financial Officer, Treasurer and Senior Vice President Regulatory Affairs effective May 11, 2023, after Avista’s Annual Meeting of shareholders.

Avista’s Executive Vice President, Chief Financial Officer and Treasurer Mark Thies has decided to retire. Although his daily responsibilities will transition on May 11, 2023, following Avista’s Annual Meeting, Mr. Thies will stay on as Executive Vice President until his official retirement on October 1, 2023.

Mr. Christie’s promotion to CFO comes after serving in his current role as Senior Vice President, External Affairs and Chief Customer Officer for Avista, where he’s been responsible for regulatory affairs, customer service, customer experience, communications, community outreach and philanthropy, as well as customer energy efficiency and conservation activities, and new products and services.

Mr. Christie joined Avista in 2005 and held various leadership roles in Avista’s natural gas business. He was appointed the Senior Director of Finance in 2012 and named Vice President of Customer Solutions in 2015. His responsibilities expanded to Vice

President External Affairs and Chief Customer Officer in 2018 and was named Senior Vice President in 2019.

Mr. Christie has extensive experience in finance and the energy industry. Prior to joining Avista, he worked for Gas Transmission Northwest (GTN), where he served initially as an accountant and then progressed to roles as the Director of Pipeline Marketing and Development and the Director of Pricing and Business Analysis. He has a Bachelor of Arts degree in Accounting from Washington State University and has completed various finance programs at Harvard Business School.

“Kevin’s financial acumen and well-rounded experience across our business will serve him well in his new role as CFO. Under Kevin’s leadership, we’ve successfully worked with regulators to secure approval and implementation of multi-year rate cases, which contribute to Avista’s long-term financial success and stability. He’s been influential in advancing Avista’s customer experience platforms and customer-engagement strategy, including deploying and using our smart meter technology to engage customers at a deeper level to support our clean energy transition. Kevin played a key role in acquiring Alaska Electric Light and Power Company to expand our utility footprint. His strategic thinking and proven track record of building credibility and trust are valuable qualities as he assumes CFO responsibilities,” said Avista President and Chief Executive Officer Dennis Vermillion.

Mr. Thies retires after 15 years at Avista. He joined the company in September 2008 as Senior Vice President and Chief Financial Officer. He added responsibilities of Treasurer in 2013, led financial responsibilities in several Avista subsidiaries, and was named Executive Vice President in 2019.

“We want to express our gratitude to Mark for his commitment and contributions to Avista as CFO and Treasurer. His extensive experience in finance and the utility sector has earned the respect of many in our industry and proven invaluable as he’s built and led our finance team. Mark’s passion for investor relations has been a driving force to establish strong relationships with bankers and investors to ensure we have access to capital markets to provide critical funding for our business. This essential capital allows Avista to make ongoing investments in our utility systems and infrastructure to provide reliable energy to our customers.

“Mark has also been instrumental in overseeing the financial success of some of our other businesses, including the sale of our subsidiary Ecova. His actions have helped build Avista’s financial strength and flexibility to position us for the future as we transition this role. We wish Mark all the best as he retires and begins this next chapter in his life,” said Vermillion.

Also, as part of Avista’s latest leadership transitions, Latisha Hill, who has been Vice President of Community and Economic Vitality since 2020, will add Corporate Communications, Customer Service, and Energy Efficiency to her current responsibilities. Her new title will be Vice President of Community Affairs and Chief Customer Officer effective May 11, 2023, following Avista’s Annual Meeting.

Ms. Hill joined Avista in 2005 and has held multiple roles throughout her tenure. She has more than 20 years of leadership in strategic initiatives, inclusive business development, and policy impact.

About Avista Corp.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is the operating division that provides electric service to 414,000 customers and natural gas to 379,000 customers. Its service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.7 million. Alaska Energy and Resources Company is an Avista subsidiary that provides retail electric service in the city and borough of Juneau, Alaska, through its subsidiary Alaska Electric Light and Power Company. Avista stock is traded under the ticker symbol "AVA." For more information about Avista, please visit www.avistacorp.com.

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